EXHIBIT 5.1
December 22, 2006
EPIX Pharmaceuticals, Inc.
4 Maguire Road
Lexington, MA 02421
Ladies and Gentlemen:
     This opinion is delivered to you in our capacity as counsel to EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 on or about the date hereof (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the sale from time to time of an indeterminate amount of (i) shares of common stock, $.01 par value per share (the “Common Stock”), (ii) shares of preferred stock, $.01 par value per share (the “Preferred Stock”), (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), or any combination of Common Stock, Preferred Stock or Warrants (collectively, the “Securities”) of the Company. The Registration Statement provides that the Securities may be offered separately or together, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.
     We have reviewed such documents and made such investigation of law as we deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
     For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of Securities under the Registration Statement, the total number of issued shares of the class of the Company’s capital stock represented by such Securities, together with the total number of shares of the Company’s capital stock (the “Reserved Capital Stock”) reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security (including, if applicable, the Securities), then outstanding, will not exceed the total number of authorized shares of the class represented by such Securities and the total number of authorized shares of the class or classes of Reserved Capital Stock, under the Company’s certificate of incorporation, as amended and then in effect.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

     Based on the foregoing, we are of the opinion that: (i) when the Securities are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Securities Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Securities Authorizing Resolution, and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Securities Authorizing Resolution, the Securities will be validly issued, fully paid and non-assessable and the Warrants will be binding obligations of the Company.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP